Exhibit 99

BANK 34

500 E. 10th STREET

ALAMOGORDO, NM 88310

Contact: Jan Thiry

EVP/Chief Financial Officer

623.463.1440

j.thiry@bank34.com

FOR IMMEDIATE RELEASE – August 15, 2016

BANCORP 34, INC. TO COMMENCE STOCK OFFERING

Alamogordo, NM – August 15, 2016 – Alamogordo Financial Corp. (the “Company”) (OTCPK: ALMG), the holding company for Bank 34, announced today that Bancorp 34, Inc., a newly formed corporation that is the proposed successor holding company for Bank 34, is commencing its stock offering in connection with the Company’s previously announced plans to become a fully public company.

Bancorp 34, Inc. is offering between 1,207,986 and 1,879,484 shares of common stock for sale at $10.00 per share, which represents the 54.7% ownership interest in the Company currently owned by AF Mutual Holding Company (“MHC”). At the conclusion of the conversion and offering, each existing share of common stock held by the public stockholders of the Company will be exchanged for between 1.3158 and 2.0473 shares of Bancorp 34, Inc. This exchange ratio, which will be determined at closing, ensures the Company’s current public stockholders will maintain approximately the same aggregate percentage ownership interest in Bancorp 34, Inc. that they had in the Company. After the completion of the conversion and offering, Bancorp 34, Inc. will be 100% owned by public shareholders and the Company and the MHC will cease to exist.

On or about August 15, 2016, offering materials will be mailed to Bank 34 depositors and certain borrowers eligible to purchase shares in the subscription offering, and proxy solicitation materials will be mailed to depositors, certain borrowers and stockholders. Shares of common stock not sold in the subscription offering may be offered for sale in a community offering to the general public, including stockholders of the Company. The subscription and community offerings are expected to expire at 12:00 Noon, New Mexico Time, on September 8, 2016. Any shares not sold in the subscription and community offerings may be offered for sale in a syndicated community offering.

Bancorp 34, Inc. has established a Stock Information Center to handle inquiries of its depositors, certain borrowers, stockholders and other prospective investors with respect to the subscription and community offerings. Copies of the prospectus and order forms for ordering stock in the subscription and community offerings may only be obtained from the Stock Information Center. The Stock Information Center’s telephone number is 1-(877) 643-8198. The Stock Information Center will open on Tuesday, August 16, 2016, and hours of operation will be from 9:00 a.m. to 3:00 p.m., New Mexico Time, Monday through Friday. The Stock Information Center will be closed on bank holidays.

Keefe Bruyette & Woods, Inc., is assisting Bancorp 34, Inc. in selling its common stock in the subscription and community offerings on a best efforts basis.

The completion of the conversion and offering is subject to selling a minimum of 1,207,986 shares in the offering, the receipt of all regulatory approvals, and the approval of Bank 34’s depositors and certain borrowers and stockholders of the Company.

A registration statement relating to these securities has been filed with the United States Securities and Exchange Commission. This release is neither an offer to sell nor a solicitation of an offer to buy common stock. The offer will be made only by means of the written prospectus forming part of the registration statement (and, in the case of the subscription offering, an accompanying stock order form).

The Company has filed a proxy statement/prospectus concerning the conversion with the Securities and Exchange Commission. Stockholders of the Company are urged to read the proxy statement/prospectus because it contains important information. Investors are able to obtain all documents filed with the Securities and Exchange Commission by the Company and Bancorp 34, Inc. free of charge at the Securities and Exchange Commission’s website, www.sec.gov. In addition, documents filed with the Securities and Exchange Commission by the Company and Bancorp 34, Inc. are available free of charge from the Corporate Secretary of the Company at 500 East 10th Street, Alamogordo, New Mexico 88310, Attention: Corporate Secretary.

The directors, executive officers, and certain other members of management and employees of the Company are participants in the solicitation of proxies in favor of the conversion from the stockholders of the Company. Information about the directors and executive officers of the Company is included in the proxy statement/prospectus filed with the Securities and Exchange Commission.

The shares of common stock of the new holding company are not deposits or accounts, may lose value and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

Forward-Looking Statements

This press release contains certain forward-looking statements about the conversion and reorganization. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include: delays in consummation of the transactions contemplated by the Plan of Conversion and Reorganization; difficulties in selling the conversion stock or in selling the conversion stock within the expected time frame; risks related to the real estate and economic environment, particularly in the market areas in which the Company operates; fiscal and monetary policies of the U.S. Government; changes in government regulations affecting financial institutions, including regulatory compliance costs and capital requirements; changes in prevailing interest rates; credit risk management; asset-liability management; and other risks described in the Company’s and Bancorp 34, Inc.’s filings with the Securities and Exchange Commission.

The Company wishes to caution readers not to place undue reliance on any such forward looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the results of any revisions that may be made to any forward looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.